UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 26, 2011

ELITE ENERGIES, INC.
(Exact name of registrant as specified in charter)

Delaware	333-168184	26-3936718
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

848 Stewart Drive, Suite 101 Sunnyvale, California 94085
(Address of principal executive offices and zip code)

(888) 209-9909
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02   Unregistered Sales of Equity Securities

On May 4, 2011, Elite Energies, Inc. (“we”, “us”, “our” or the “Company”) issued 4,000,000 shares of Company common stock to HuiHuan Consulting, Inc. under the terms of the Stock Purchase Agreement dated April 29, 2011, entered into between HuiHuan Consulting, Inc. and the Company. The shares of the Company's Common Stock are restricted shares, and may not be sold, transferred or otherwise disposed without registration under the Securities Act or an exemption there under. The shares of Company common stock were offered and sold in reliance on the exemption from registration under Section 4(2) of the Act. The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the individuals in connection with the offering.

Item 5.02   Departure of Directors or Principal Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Director and Appointment of Director

On April 26, 2011, Mr. George Ma resigned as the Chairman of the Company and was subsequently appointed to as the Vice Chairman of the Company. There was no disagreement between Mr. Ma and the Company on any matter relating to the Company’s operations, policies or practices that resulted in his resignation as the Chairman of the Company. There is no new employment agreement in substitute with the position of the Vice Chairman.

On April 29, 2011, the Board of Directors appointed Mrs. Ai Huan Liu as the Chairwoman of the Board of directors of the Company.

The biographical information regarding the new Chairwoman is listed below:

Mrs. Ai Huan Liu

Mrs. Liu, age 53, has over thirty years in management and marketing industry in China. Before joining the Company, Mrs. Liu was the vice president of Chinese Business Association of Hunan Province since 2009. In 2005, she founded HuiHuan Consulting, Inc., an U.S. company and is the owner of HuiHuan Consulting, Inc. From 2004 to 2005, she was the vice president of Women’s Chamber of Commerce of Hunan Province. From 1990 to 2004, she was the vice president of Federation of Industry and Commerce of Hunan Province. Before that, Mrs. Liu worked as the president of Chenzhou Xu Hui Gas Co., Ltd since 1988, the first acetylene manufacturing plant in Hunan province and the largest gas manufacturing plant company in Hunan Province, China producing various gas products to customers throughout the major cities over the southern part of China, such as Guangzhou, Zhuhai, Shaoguan, and Shenzhen. Mrs. Liu graduated from Hunan Arts and Crafts Vocational College in 1979 with a Bachelor degree.

We believe with Mrs. Liu’s extensive experience in the energy industry and her strong business relationships with provincial authorities in China, she will contribute exceptional value to the shareholders of Elite Energies.

Family Relationships

Mrs. Liu does not have a family relationship with any of the officers or directors of the Company.

Related Party Transactions

On May 4, 2011, according to the Stock Purchase Agreement dated April 29, 2011 entered into between HuiHuan Consulting, Inc. and the Company we issued a total of issue 4,000,000 shares of common stock, par value of $0.000001 per share, under the name of HuiHuan Consulting, Inc., a California corporation. The selling price of the 4,000,000 shares is $0.06 per share, or, in the aggregate, Two Hundred and Forty Thousand dollars ($240,000). Mrs. Ai Huan Liu, our director and our new chairwoman is the founder, the owner and the president of HuiHuan Consulting, Inc. and she has the controlling power in disposing over the shares she held in HuiHuan Consulting, Inc.

Employment Agreement

There is an existing director agreement entered into between us and Mrs. Liu on April 10, 2011 (the “Director Agreement”). Pursuant to the terms of the Director Agreement, Mrs. Liu will serve as a member of our Board of Directors with no definite term. She will not receive a fee for attending each Board of Directors meeting or meeting of a Committee of the Board of Directors. She will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board of Directors and Committee meetings. Mrs. Liu will receive no annual salary as the compensation.

Our Board of Directors approved the Director Agreement on April 10, 2011.  The Director Agreement is filed as Exhibit 10.1 to our Current Report on Form 8-K filed on April 14, 2011 and is incorporated by reference herein.

 ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1 10.2	Director Agreement between Mrs. Ai Huan Liu and the Company.* Stock Purchase Agreement between HuiHuan Consulting, Inc. and the Company.
* Incorporated by reference to the Current Report on Form 8-K filed on April 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELITE ENERGIES, INC.

Dated: May 5, 2011	By:	/s/ Spencer Luo
Name: Spencer Luo
Title: Chief Executive Officer and President